CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-262164 on Form S-6 of our report dated January 27, 2022, relating to the financial statement of FT 9948, comprising Dividend & Income Select Closed-End Portfolio, Series 93, appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

January 27, 2022